Exhibit 10.7

HK$7,000,000

FACILITY AGREEMENT

dated                                                                   2023

for

SIBO HOLDING LIMITED

as Borrower

and

GOOD PRIDE LIMTED

as Lender

WINSTON & STRAWN

6th Floor, Henley Building

5 Queen’s Road Central

Hong Kong

T: (852) 2292 2000

F: (852) 2292 2200

i

THIS AGREEMENT is dated [   ] and made between:

(1)	SIBO HOLDING LIMITED, an exempted company incorporated in the Cayman Islands with limited liability (company number: 345846), having its registered office situated at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Borrower”); and

(2)	GOOD PRIDE LIMITED, a company incorporated in the British Virgin Islands with limited liability (company number: 2014288), having its registered office situated at Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands (the “Lender”);

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the date of this Agreement to and including 29 February 2024.

“Available Facility” means means the Facility Limit minus:

(a)	the amount of any outstanding Loans under the Facility; and

(b)	in relation to any proposed Utilisation, the amount of any Loans that are due to be made by the Lender under the Facility on or before the proposed Drawing Date,

other than, in relation to any proposed Utilisation, any Loan that are due to be repaid or prepaid on or before the proposed Drawing Date.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong.

“Buckwheat” means a BVI business company incorporated in the British Virgin Islands with limited liability (company number: 1997672, which is a wholly-owned subsidiary of the Borrower.

“Charged Share” means all of the share of Buckwheat registered in the name of the Borrower, being one issued ordinary share of Buckwheat.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Drawing” means a drawing of the Facility.

“Drawing Date” means the date of a Drawing, being the date on which the relevant Loan is to be made.

“Drawing Request” means a notice substantially in the form set out in Part I of Schedule 2 (Requests).

“Event of Default” means any event or circumstance specified as such in Clause 18 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Limit” means HK$7,000,000, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Finance Document” means this Agreement, the Security Documents, any Drawing Request and any other document designated as such by the Borrower.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“First Drawdown Date” means the date on which the first Drawing shall be made.

“GAAP” means generally accepted accounting principles in Hong Kong, including HKFRS.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Borrower and its Subsidiaries from time to time.

“HKFRS” means Hong Kong Financial Reporting Standards.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Hong Kong” means Hong Kong Special Administrative Region of the People’s Republic of China.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; (b) the ability of the Borrower to perform its obligations under the Finance Documents; or (c) the validity or enforceability of, or the rights or remedies of the Lender under, the Finance Documents.

“Maturity Date” means, in respect of a Loan, the date (as specified in the relevant Drawing Request) on which that Loan must be repaid, being a date no later than twelve (12) months from the First Drawdown Date.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“New Lender” has the meaning given to that term in Clause 19 (Changes to the Lender).

“Original Financial Statements” means the audited financial statements of SHHK for its financial years ended 31 December 2020, 2021 and 2022.

“Party” means a party to this Agreement.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” mean:

(a)	the Share Charge;

(b)	notice, acknowledge or other document issued under or in connection with each of them; and

(c)	any other document designated as such from time to time by the Lender and the Borrower.

“Share Charge” means the share charge to be given by the Borrower in favour of the Lender in respect of the Charged Share.

”SFC” means the Securities and Futures Commission.

“SFO” means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong).

“SHHK” means StormHarbour Securities (Hong Kong) Limited, a company incorporated in Hong Kong with limited liability and the holder of Type 1, 4, 6 and 9 SFC licenses to carry out regulated activities under the SFO, which is a wholly-owned subsidiary of the Borrower.

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to such term in Clause 10.1 (Tax definitions).

“Unpaid Sum” means any sum due and payable under the Finance Documents.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	unless otherwise specified, a “certified true copy” means a copy certified as a true copy by a director of the Borrower and the qualified accountant of the Borrower;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	“including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(vi)	a “group of Lenders” includes all the Lenders;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a Lender’s “participation” in a Loan or Unpaid Sum includes an amount (in the currency of such Loan or Unpaid Sum) representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and the Lender’s rights under this Agreement in respect thereof;

(ix)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(x)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xi)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(xii)	a time of day is a reference to Hong Kong time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	An Event of Default is “continuing” if it has not been remedied to the satisfaction of the Lender or waived.

1.3	Currency symbols and definitions

“HK$” and “Hong Kong dollars” denote the lawful currency of Hong Kong.

1.4	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2
THE FACILITY

2.	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a Hong Kong dollar term loan facility in an aggregate amount of HK$7,000,000.

3.	Application and Purposes

3.1	Purposes

The Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	the general operations of SHHK, a subsidiary of the Borrower;

(b)	funding the payment of the interest accrued on the Loan; and

(c)	the payment of the fees and expenses relating to the provision of the Facility incurred.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Drawing

4.1	Conditions precedent

Without prejudice to the Lender’s absolute discretion under Clause 5.3, the Lender may decide to accept the first Drawing Request only if it has received all of the documents and other evidence listed in, and appearing to comply with the requirements of, Schedule 1 (Conditions precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.

4.2	Further conditions precedent

Without prejudice to the Lender’s absolute discretion under Clause 5.3, the Lender may decide to make a Loan available in accordance with Clause 5.3 only if on the date of the Drawing Request and on the proposed Drawing Date:

(a)	no Event of Default is continuing or would result from the proposed Loan; and

(b)	the representations and warranties to be made by the Borrower are true in all material respects.

SECTION 3
DRAWING

5.	Drawing

5.1	Delivery of a Drawing Request

The Borrower may request a drawing of the Facility by delivery to the Lender of a duly completed Drawing Request not later than one (1) Business Day (or such shorter period as may be agreed by the Lender) prior to the proposed Drawing Date.

5.2	Completion of a Drawing Request

(a)	Each Drawing Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Drawing Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Drawing is less than or equal to the Available Facility; and

(iii)	the proposed first Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Drawing Request.

5.3	Availability of Loan

If the conditions set out in this Agreement have been met, the Lender may (in its absolute discretion) decide to accept the relevant Drawing Request and make the relevant Loan under the Facility available by the relevant Drawing Date.

5.4	Maximum number of Drawing

Unless otherwise agreed with the Lender, the Borrower may only submit not more than two (2) Drawing Requests during the Availability Period.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment

6.1	Repayment of Loan

The Borrower shall repay the Loan, together with all accrued interest and all other amounts owing under this Agreement, in full without set-off or deduction otherwise than in accordance with the remaining provisions of this Agreement on its Maturity Date. For the avoidance of doubt, any shortfall in the amount payable actually received by the Lender shall constitute an Unpaid Sum.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	Prepayment and Cancellation

7.1	Illegality

If, at any time, it becomes or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event; and

(b)	the Borrower shall repay the Loan made to it on the last day of the Interest Period for the Loan after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary prepayment of Loans

(a)	Subject as hereinafter provided, the Borrower shall have the right to prepay the whole or any part of the Loan at any time before the Maturity Date without penalty, provided that the Borrower shall have given to the Lender no less than one (1) Business Day’s written notice of his intention to make such prepayment, specifying the amount to be prepaid. For avoidance of doubt, any interest paid in advance by the Borrower to the Lender under Clause 8.2 (Payment of interest) in respect of the part of the Loan repaid will not be returned to the Borrower.

(b)	Any notice of prepayment given by the Borrower under any provision of this Agreement shall be irrevocable and the Borrower shall be bound to make a prepayment in accordance therewith.

(c)	If the Loan or any part is prepaid under this Clause 7, the Borrower shall also pay to the Lender at the time of prepayment, all interest accrued on the Loan (including the amount prepaid) up to the date of prepayment and all other sums due and payable by the Borrower under this Agreement.

7.3	Restrictions

(a)	Any notice of cancellation, repayment or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation, repayment or prepayment is to be made and the amount of that cancellation, repayment or prepayment.

(b)	Any repayment or prepayment under this Agreement shall be made together with accrued interest on the amount repaid or prepaid without set-off or deduction otherwise than in accordance with the remaining provisions of this Agreement and without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Facility Limit except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Facility Limit cancelled under this Agreement may be subsequently reinstated.

SECTION 5
COSTS OF UTILISATION

8.	Interest

8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is 1.25% per month.

8.2	Payment of interest

The Borrower shall pay interest on the Loan to be accrued from the relevant Drawing Date to the Maturity Date in advance on each Drawing Date.

8.3	Default interest

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date (excluding any non-payment of accrued interest permitted pursuant to Clause 8.2 above), interest shall accrue on the Unpaid Sum from and including the due date up to but excluding the date of actual payment (both before and after judgment) at a rate of 25% per annum. Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Lender.

9.	Interest Periods

9.1	Interest Periods

(a)	Subject to Clause 8.2 and this Clause 9, each Interest Period shall be one (1) month in duration.

(b)	Each Interest Period for a Loan shall start on the Drawing Date or (if the Loan has already been made) on the last day of the preceding Interest Period of that Loan.

(c)	An Interest Period for a Loan shall not extend beyond the Maturity Date.

(d)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the preceding Business Day in that calendar month (if there is one) or next Business Day (if there is not).

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

10.	Tax Gross-up and Indemnities

10.1	Tax definitions

(a)	In this Clause 10:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by the Borrower to the Lender under Clause 10.2 (Tax gross-up) or a payment under Clause 10.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 10 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

10.2	Tax gross-up

(a)	All payments to be made by the Borrower to the Lender under the Finance Documents shall be made free and clear of and without any Tax Deduction unless the Borrower is required to make a Tax Deduction, in which case the sum payable by the Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction ( or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower.

(c)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Lender the payment evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.3	Tax indemnity

(a)	Without prejudice to Clause 10.2 (Tax gross-up), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for the purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, within three Business Days of demand of the Lender, promptly indemnify the Lender which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 10.3 shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which the Lender is incorporated;

(ii)	to the extent the relevant loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).

(b)	If the Lender makes or intends to make a claim under paragraph (a) above, it shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

10.4	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document within three (3) Business Days of demand; and

(b)	within three Business Days of demand, indemnify the Lender against any cost, loss or liability that the Lender incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

10.5	Indirect tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to the Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Lender to any Party in connection with a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse or indemnify the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

11.	Increased Costs

11.1	Increased Costs

(a)	Subject to Clause 11.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Lender, pay the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement, “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by the Lender of any of its obligations under any Finance Document or any participation of the Lender in any Loan or Unpaid Sum.

11.2	Increased Cost claims

(a)	The Lender shall promptly notify the Borrower of any claims under this Clause 11.

(b)	The Lender, if requested by the Borrower, provide a certificate confirming the amount of its Increased Costs.

11.3	Exceptions

Clause 11.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)	compensated for by Clause 10.3 (Tax indemnity) (or would have been compensated for under Clause 10.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (a) of Clause 10.3 (Tax indemnity) applied); or

(c)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

12.	Mitigation by the Lender

12.1	Mitigation

(a)	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 10 (Tax Gross-up and Indemnities) or Clause 11 (Increased Costs), including but not limited to, transferring its rights and obligations under the Finance Documents to an Affiliate.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

12.2	Limitation of liability

(a)	The Borrower shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 12.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 12.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

13.	Other Indemnities

13.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower or with respect to the transactions contemplated or financed under this Agreement;

(c)	a failure by the Borrower to pay any amount due under a Finance Document on its due date;

(d)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Drawing Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(e)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

13.3	Indemnity to the Lender

The Borrower shall promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is an Event of Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

14.	Costs and Expenses

14.1	Transaction expenses

The Borrower shall, within three Business Days of demand, pay to the Lender for the amount of all costs and expenses (including advisory, legal, facility agent, security agent and valuation fees) incurred by the Lender in connection with the preparation, negotiation and execution of the Transaction Documents and conduct of related due diligence; and (b) reasonable costs including for an updated background check shall be paid by the Borrower promptly on demand whether or not the Loan closes.

14.2	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

15.	Representations

The Borrower makes the representations and warranties set out in this Clause 15 to the Lender on the date of this Agreement.

15.1	Status

(a)	It is a corporation, duly incorporated, validly existing and in good standing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

15.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with Clause 4 (Conditions of Drawing ), legal, valid, binding and enforceable obligations.

Without limiting the generality of the foregoing, each Security Document creates the Security which that Security Document purports to create and that Security is, subject to any necessary stamping and registration requirements, valid and effective.

15.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party (including the granting of the Security under the Security Documents) do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries assets.

15.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

15.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation;

(c)	to enable the Borrower to create the Security to be created by it pursuant to the Security Documents and to ensure that such Security has the priority and ranking it is expressed to have; and

(d)	for it and its Subsidiaries to carry on their business, and which are material,

have been obtained or effected and are in full force and effect.

15.6	Governing law and enforcement

(a)	The choice of Hong Kong law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Hong Kong in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

15.7	Deduction of Tax

It is not required under the law applicable where it is incorporated or resident or at the address specified in this Agreement to make any Tax Deduction from any payment it may make under any Finance Document.

15.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except that Cayman Islands stamp duty is applicable to any Finance Document that is brought into, signed in the Cayman Islands or produced to a Cayman Island Court.

15.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries) assets are subject which might have a Material Adverse Effect.

15.10	Title

The Borrower has good and marketable title to the assets expressed to subject to the Security created by it pursuant to the Security Document to which it is a party, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents and Security Documents.

15.11	No misleading information

All information supplied by any member of the Group was true, complete and accurate in all material respects as at the date it was given and was not misleading in any respect.

15.12	Financial statements

(a)	The financial statements of SHHK most recently supplied to the Lender (which, at the date of this Agreement, are its Original Financial Statements) were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements.

(b)	The financial statements of SHHK most recently supplied to the Lender (which, at the date of this Agreement, are its Original Financial Statements) give a true and fair view of its financial condition and operations (consolidated in the case of the Borrower) for the period to which they relate, save to the extent expressly disclosed in such financial statements.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Borrower) since 31 December 2022.

15.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

15.14	No proceedings

(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

(b)	No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it or any of its Subsidiaries.

15.15	Authorised signatures

Any person specified as its authorised signatory under Schedule 1 (Conditions Precedent) or paragraph (g) of Clause 16.3 (Information: miscellaneous) is authorised to sign Drawing Requests (in the case of the Borrower only) and other notices on its behalf.

15.16	Repetition

The representations and warranties in this Clause 15 are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Drawing Request and the first day of each Interest Period.

16.	Information Undertakings

The undertakings in this Clause 16 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

16.1	Financial statements

The Borrower shall supply to all the Lender:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of the financial year end the audited financial statements of SHHK for that financial year; and

(b)	as soon as the same become available, but in any event within 20 days after the end of each month end the report on the compliance with the Securities and Futures (Financial Resources) Rules (Chapter 571N of the Laws of Hong Kong) (the “FRR”) of SHHK.

16.2	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 16.1 (Financial statements) shall be certified by a director of the Borrower as giving a true and fair view of (in the case of any such financial statements which are audited) or fairly representing (in the case of any such financial statements which are unaudited) its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 16.1 (Financial statements) is prepared using GAAP.

16.3	Information: miscellaneous

The Borrower shall supply to the Lender:

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

(b)	all other documents upon the reasonable request of the Lender for the purpose of performing due diligence;

(c)	promptly, any announcement, notice or other document relating specifically to the Borrower posted onto any electronic website maintained by any stock exchange on which shares in or other securities of the Borrower are listed or any electronic website required by any such stock exchange to be maintained by or on behalf of the Borrower;

(d)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(e)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group, and which might have a Material Adverse Effect;

(f)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request; and

(g)	promptly, notice of any change in authorised signatories of the Borrower signed by a director or company secretary of the Borrower accompanied by specimen signatures of any new authorised signatories.

16.4	Notification of default

The Borrower shall promptly upon becoming aware of its occurrence notify the Lender of any:

(a)	Event of Default (and the steps, if any, being taken to remedy it);

(b)	any material adverse factor which may inhibit any Obliger in the performance of its obligations under the Finance Documents; and

(c)	any material change to the financial position of the Borrower or any of their Affiliates and associated companies.

16.5	Direct electronic delivery by Borrower

The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 24.4 (Electronic communication) to the extent that Lender agrees to this method of delivery.

16.6	“Know your customer” checks

The Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender in order for the Lender, such Lender or any prospective new Lender to conduct all “know your customer” (“KYC”) and other similar procedures that it is required (or deems desirable) to conduct.

17.	General Undertakings

The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Facility Limit is available.

17.1	Authorisations

The Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required to enable it to perform its obligations under the Finance Documents and the Security Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

17.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents and the Security Documents.

17.3	Pari passu ranking

The Borrower shall ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.4	Negative pledge

In this Clause 17.4, “Quasi-Security” means an arrangement or transaction described in paragraph (a) below.

(a)	The Borrower shall not create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any payment or close-out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iii)	any lien arising by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned;

(iv)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within three (3) months of the date of acquisition of such asset;

(v)	any Security or Quasi-Security over or affecting any asset of any person which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that person becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that person;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that person; and

(C)	the Security or Quasi-Security is removed or discharged within three (3) months of that person becoming a member of the Group;

(vi)	any Security or Quasi-Security created pursuant to any Finance Document;

(vii)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group.

17.5	Minimum liquid capital requirement

The Borrower shall ensure and procure that SHHK shall maintain:

(a)	a minimum liquid capital of no less than HK$3,000,000 (the “Minimum Liquid Capital Requirement”) in accordance with the liquid capital requirement for licensed corporations as required under the FRR; and

(b)	an excess liquid capital of no less than HK$3,000,000 in addition to the Minimum Liquid Capital Requirement.

17.6	Ownership

The Borrower shall ensure and procure that SHHK shall remain to be a direct wholly-owned subsidiary of Buckwhat at all times.

17.7	No change in key officer

The Borrower shall ensure and procure that Mr. Cheung Chugn Wing, Water shall remain to be the chief executive officer of SHHK throughout the Availability Period of the Loan.

17.8	Disposals

(a)	The Borrower shall not (and the Borrower shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset, including any shares of Buckwheat.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity; or

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose (other than an exchange of a non-cash asset for cash).

17.9	Merger

(a)	The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal permitted pursuant to Clause 17.5 (Minimum liquid capital requirement)

17.10	Change of business

The Borrower shall ensure and procure that (a) no substantial change is made to the general nature of the business of the Borrower or the Group from that carried on at the date of this Agreement, and (b) Buckwheat shall remain to be a holding company.

17.11	Loans and guarantees

The Borrower shall ensure that Buckwehat will not make or allow to subsist any loans, grant any credit (save in the ordinary course of business) or give or allow to remain outstanding any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

17.12	Financial Indebtedness

(a)	The Borrower shall ensure that Buckwheat will not incur or permit to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to any Financial Indebtedness incurred pursuant to any Finance Documents.

18.	Events of Default

Each of the events or circumstances set out in the following sub-clauses of this Clause 18 (other than Clause 18.14 (Acceleration)) is an Event of Default.

18.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable. Financial covenants.

18.2	Other obligations

The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 18.1 (Non-payment).

18.3	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

18.4	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	Any present or future security on or over any asset of the Borrower or any of their respective Affiliates or associated companies becomes enforceable.

18.5	Insolvency

(a)	A member of the Group is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

18.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not the Borrower;

(b)	a composition or arrangement with any creditor of any member of the Group, or an assignment for the benefit of creditors generally of any member of the Group or a class of such creditors;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not the Borrower), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement.

18.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous procedure in any jurisdiction affects any asset or assets of any member of the Group or any of their Affiliates or associated companies and is not discharged or stayed within seven (7) days or a judgment of any court is not discharged within thirty (30) days unless an appeal therefrom has been duly lodged during such period and execution is stayed pending appeal.

18.8	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

18.9	Repudiation

The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document or the Security expressed to be constitutedby any of the Security Documents do not constitute or will cease to constitute duly perfected first priority Security in favour of the Lender.

18.10	Cessation of business

The Borrower or any of its Affiliates or associated companies suspends or ceases to carry on all or a material part of its business or of the business of the Group taken as a whole.

18.11	Loss of authorisations

Any consent, licence, approval or authorisation of any governmental agency of any country or state or political subdivision thereof required for or in connection with the execution, delivery, performance, legality, validity, enforceability or admissibility in evidence of this Agreement, the Security Documents or any of them is revoked or withheld or materially modified or otherwise ceases to be in full force and effect.

18.12	Material Adverse Effect

Any event or circumstance occurs in relation to the Borrower or any of its respective Affiliates and associated companies which in the reasonable opinion of the Lender, materially and adversely affects the ability of the Borrower to perform its obligations under this Agreement or the Security Documents to which any of them is a party.

18.13	Conditons Subsequent

Any of the Conditions Subsequent contained in Schedule 3 (Conditions Subsequent) not being satisfied within the time period specified therein.

18.14	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Borrower:

(a)	cancel the Facility Limit whereupon they it shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare all or any part of the Security constituted under the Security Documents to be immediately enforceable whereupon the same shall become immediately enforceable; and/or

(d)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand.

SECTION 9
CHANGES TO PARTIES

19.	Changes to the Lender

19.1	Assignments and transfers by the Lender

The Lender may assign, transfer or enter into sub-participations of any or all of its rights and/or obligations hereunder without the consent of the Borrower.

20.	Changes to the Borrower

20.1	Assignments and transfers by the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents, except with the prior written consent of all the Lender, or allow any interest in them to arise or be varied.

SECTION 10
THE LENDER

21.	Conduct of Business by the Lender

21.1	No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or

(c)	oblige the Lender to disclose any information relating to its affairs (tax orotherwise) or any computations in respect of Tax.

SECTION 11
ADMINISTRATION

22.	Payment Mechanics

22.1	Payments to the Lender

(a)	On each date on which the Borrower is required to make a payment under a Finance Document, the Borrower shall make the same available to the Lender for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in Hong Kong and with such bank as the Lender, in each case, specifies to the Borrower by not less than five (5) Business Days’ notice.

(c)	Unless a contrary indication appears in a Finance Document, the Borrower satisfies a payment obligation only when the Lender actually receives the amount.

22.2	Payments by the Lender

(a)	On each date on which the Lender is required to make a payment under a Finance Document, the Lender shall make the same available to the Borrower for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in Hong Kong with such bank as the Borrower may notify to the Lender in the Drawing Request.

22.3	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

22.4	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

22.5	Currency of account

(a)	Subject to paragraphs (b) and (c) below, Hong Kong Dollar is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Hong Kong Dollar shall be paid in that other currency.

22.6	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

23.	Set-off

If an Event of Default is continuing, the Lender may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

24.	Notices

24.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

24.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower:

Attention to: Water Cheung

Email: water.cheung@stormharbour.com.hk

Address: Suite 3210, 32/F, Champion Tower, 3 Garden Road, Hong Kong

Fax number: +852 3980 6299

(b)	in the case of the Lender:

Attention to: Ken Heung

Email: kenemail2023@gmail.com

Address:	Room 608, Welland Building, 368 Queen’s Road Central, Sheung Wan, Hong Kong

Fax number: +852 2215 4699

or any substitute address, fax number or department or officer as the Party may notify to the other Party by not less than five Business Days’ notice.

24.3	Delivery

(a)	Unless a later time is specified in the communication, a corrununication shall take effect from the earlier of:

(i)	the time it is actually received; and; or

(ii)	except in the case of a communication to the Lender, the time it is deemed to be received under Clause 24.3(b).

(b)	Any communication shall be deemed to be received:

(i)	if left at the recipient’s address, at the time left at the relevant address;

(ii)	if by way of fax, at the time shown in the transmission report as the time that the whole fax was sent to the relevant fax number; or

(iii)	if by way of post, three (3) Business Days ( or seven (7) Business Days if sent overseas) after being deposited in the post postage prepaid in an envelope addressed to the relevant address.

(c)	Any communication or document which becomes effective, in accordance with paragraphs (a) and (b) above, after 5 p.m. in the place of receipt shall be deemed only to become effective on the following day.

24.4	Electronic communication

(a)	Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication or delivery as specified in paragraph (a) above to be made between the Borrower and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)	Any such electronic communication or delivery as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)	Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 24.4.

24.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

25.	Calculations and Certificates

25.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

25.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

26.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

27.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

28.	Amendments and Waivers

28.1	No term of the Finance Documents may be amended or waived without the prior written consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties.

29.	Confidential Information

29.1	Confidentiality

Each Party must keep confidential any information supplied to it by or on behalf of any other Party in connection with the Finance Documents or the Borrower. However, a Party is entitled to disclose information:

(a)	which is publicly available, other than as a result of a breach by that Party of this Clause 29 (Confidential Information);

(b)	in connection with any legal or arbitration proceedings;

(c)	if required to do so under any law or regulation;

(d)	to whom such information is required to be disclosed by a governmental, banking, taxation or other regulatory authority;

(e)	to its professional advisers on a need to know basis and they are informed of the confidential nature of the information or are otherwise bound by a duty of confidence;

(f)	in the case of the Lender, to its Affiliates; or

(g)	with the agreement of the Borrower (not to be unreasonably withheld or delayed).

30.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

31.	Governing Law

This Agreement is governed by the laws of Hong Kong.

32.	Enforcement

32.1	Jurisdiction of Hong Kong courts

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Each Party irrevocably waives any objection it may now or in the future have to the venue of any procedures, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within Clause 32.l (a).

(d)	This Clause 36.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

32.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)	irrevocably appoints SHHK at Suite 3210 32/F Champion Tower, 3 Garden Road, Central, Hong Kong as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

The Borrower expressly agrees and consents to the provisions of this Clause 32.2.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
Conditions Precedent

1.	The Borrower

(a)	A copy of the constitutional documents of the Borrower.

(b)	A copy of a resolution of the members of the Borrower approving the terms of, and the transactions contemplated by, the Finance Documents and the Security Documents to which it is a party and resolving that it execute the Finance Documents and Security Documents to which it is a party.

(c)	A copy of a resolution of the board of directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents and the Security Documents to which it is a party and resolving that it execute the Finance Documents and Security Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents and the Security Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Drawing Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents and Security Documents to which it is a party.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(e)	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	A legal opinion as to the Cayman Islands from Walkers (Hong Kong) addressed to the Lender, substantially in the form delivered to the Lender prior to signing this Agreement.

(b)	A legal opinion as to the British Virgin Islands from Walkers (Hong Kong) addressed to the Lender, substantially in the form delivered to the Lender prior to signing this Agreement.

3.	Other documents and evidence

(a)	one original of each of the Share Charge duly executed by the Borrower;

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document and the Security Documents or for the validity and enforceability of any Finance Document and Security Document.

(c)	Certified true copies of the Original Financial Statements.

(d)	Certified true copies of the management accounts of the Borrower made up to the last three (3) months preceding the date of this Agreement.

(e)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 14 (Costs and Expenses) have been paid or will be paid by the First Drawdown Date.

(f)	An undated original of the instrument of transfer in relation to the transfer of the entire issued share capital of Buckwheat held by the Borrower duly executed in part by the Borrower.

(g)	A copy of the corporate structure chart of the Borrower and the Group as at the date of signing this Agreement.

(h)	Copies of the KYC documents as requested by the Lender from time to time in the form to the satisfaction of the Lender.

(i)	Evidence that the Borrower has been attending to the security perfection requirements under the Security Documents including that:

(i)	all applicable share charge ancillaries under the Share Charge have been delivered to the Lender; and

(ii)	the Lender has been provided with originals of all Security Documents required by its counsel to attend to filings in any other applicable jurisdiction, including Hong Kong.

Schedule 2
Requests

Part I
Drawing Request

From:	Sibo Holding Limited

To:	Good Pride Limited

Dated:

Sibo Holding Limited – HK$7,000,000 Facility Agreement

dated [    ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Drawing Request. Terms defined in the Facility Agreement shall have the same meaning in this Drawing Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Drawing Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	[ ] or, if less, the Available Facility
First Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Drawing Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Drawing Request is irrevocable.

[The remainder of this page is intentionally left blank]

Yours faithfully

authorised signatory for
Sibo Holding Limited

Schedule 3
Conditions Subsequent

1.	Other documents and evidence

The Borrower shall, within sixty (60) days following the Drawing Date, provide to the Lender evidence of the completion of all security perfection requirements under the Security Documents including a certified copy of the updated Register of Charges of the Borrower.

FACILITY AGREEMENT- SIGNING PAGE

THE BORROWER

SIBO HOLDING LIMITED

/s/ Sibo Holding Limited

THE LENDER

GOOD PRIDE LIMITED

/s/ Good Pride Limited